Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Media Contact:

Karine Kleinhaus, M.D.

Russo Partners, LLC

(646) 942-5632

Karine.kleinhaus@russopartnersllc.com

Cempra Provides Guidance on the Clinical Program Required for Regulatory Approval for Solithromycin for Community-Acquired Bacterial Pneumonia (CABP)

FDA Proposes Qualified Pathogen List that Includes Pathogens, such as Streptococcus pneumoniae, that are Susceptible to Solithromycin

Chapel Hill, NC, June 13, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical medical needs in the treatment of bacterial infections, today described the steps expected for regulatory approval for solithromycin for community-acquired bacterial pneumonia (CABP). This path forward is a result of a dialogue and End-of-Phase 2 meeting with the Food and Drug Administration (FDA).

“We believe our End-of-Phase 2 meeting with the FDA has provided us with clear direction toward approval of solithromycin for CABP,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We were pleased with the FDA input and believe we are in a position to proceed with our second Phase 3 study and the rest of the clinical program, subject to receipt of the necessary funding. We know the requirements for the CABP safety database and efficacy endpoints for NDA submission. In addition, we received preliminary feedback on the trial design for the uncomplicated gonococcal infection indication.”

The Phase 3 solithromycin clinical program in CABP will be planned to consist of an oral trial and an intravenous (IV)-to-oral clinical trial. Cempra followed the CABP guidance that the FDA proposed in a November, 2011, meeting of the Anti-infective Drugs Advisory Committee. The FDA provided comments on the Phase 3 oral CABP protocol in June, 2012, and this global study is ongoing. This study compares five days of oral solithromycin with seven days of oral moxifloxacin. FDA responses prior to and at the End-of-Phase 2 meeting addressed the second Phase 3 study, which is the planned intravenous-to-oral step-down trial.

In the IV-to-oral Phase 3 study, approximately 800 patients with Port II to Port IV CABP will be randomized to either a 400 mg IV dose of solithromycin or 400 mg IV dose of moxifloxacin. The investigator will switch patients to oral administration of the assigned antibiotic (solithromycin or moxifloxacin) based on protocol-defined clinical criteria. Patients randomized to solithromycin will receive an 800 mg loading dose on the first day of oral administration followed by 400 mg once daily for a total of seven days of treatment, while patients randomized to moxifloxacin will receive 400 mg once daily for a total of seven days of treatment.

The primary outcome analysis in both Phase 3 trials is non-inferiority (NI) in the early clinical response rates (ECR). ECR is defined as improvement at 72 hours after the first dose of study drug, in at least two of the following four symptoms: cough, shortness of breath, chest pain and sputum production in the Intent-To-Treat (ITT) population. Each study is designed to provide 90 percent power to demonstrate NI in ECR rates of solithromycin versus moxifloxacin utilizing a 10 percent margin. A co-primary outcome analysis will assess NI in ECR rates in the pooled microbiological ITT (mITT) population from the two studies. Secondary endpoints include the clinical success rate at the short-term follow-up visit five to ten days following the last dose of study drug in the ITT and clinically evaluable populations, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin.

A single Phase 3 study of solithromycin in uncomplicated gonococcal infection would likely be sufficient if the Phase 3 CABP trials are successful. This study would be planned to include 250 patients who receive solithromycin, of which 150 are males. Treatment of Chlamydia may be included as a secondary endpoint. The specific protocol remains under discussion.

On June 12, 2013, the FDA issued a proposed rule listing pathogens that would be eligible for drug development incentives under the Generating Antibiotic Incentives Now (GAIN) Act. The pathogens proposed for eligibility include Campylobacter, Enterococcus, Neisseria gonorrhoeae, Streptococcus agalactiae, Streptococcus pneumoniae, Streptococcus pyogenes, the Mycobacterium tuberculosis complex of species and non-tuberculous Mycobacteria species. Solithromycin has demonstrated activity against all of these pathogens. There can be no assurances that the FDA proposal, which is subject to a public comment period, will become a final rule or that, if passed, the final rule will include any or all of the above-mentioned pathogens.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the FDA’s agreement with our planned studies and trials and the sufficiency of trial results to support a New Drug Application; the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; regulatory rulemaking; our anticipated capital expenditures and our estimates regarding our capital requirements; the results of studies of our product candidates conducted by others; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.